UNITED STATES

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SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

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CBL & ASSOCIATES PROPERTIES, INC.

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Contact: Katie Reinsmidt, Vice President- Corporate Communications and Investor Relations, 423.490.8301, katie_reinsmidt@cblproperties.com

CBL & ASSOCIATES PROPERTIES ANNOUNCES AMENDMENT TO SPECIAL MEETING PROPOSAL

CHATTANOOGA, Tenn. (September 8, 2009) - CBL & Associates Properties, Inc. (NYSE: CBL) today filed supplemental proxy materials relating to the special meeting of stockholders to be held at 4:00 p.m. EDT on September 21, 2009. The special meeting has been called to vote on the proposed amendment to CBL’s Amended and Restated Certificates of Incorporation to increase the number of authorized shares of the Company’s Common Stock, par value $.01 per share. The Company is revising the proposed amendment to CBL’s Amended and Restated Certificate of Incorporation to reduce the requested number of shares of common stock from one billion to 350,000,000.

Shareholders of record as of August 10, 2009, will be mailed the supplemental proxy materials and a new proxy card beginning on our about September 9, 2009. ANY PROXY OR VOTE PREVIOUSLY SUBMITTED IS NO LONGER VALID. YOU MUST SIGN AND RETURN A NEW PROXY CARD FOR YOUR VOTE TO BE COUNTED AT THE SEPTEMBER 21, 2009 MEETING.

“The Company’s Board of Directors believes that it is important for the Company to maintain financial flexibility and unanimously supports this increase in authorized common stock,” said Charles B. Lebovitz, chairman and chief executive officer of CBL & Associates Properties, Inc. “We appreciate hearing from our shareholders regarding the proposed increase and have carefully considered the feedback we have received. As a result, the Board has approved a reduction in the amount of increase we are requesting to 350,000,000 from one billion.”

In connection with CBL’s recent Common Stock offering in June 2009, the Company entered into an Underwriting Agreement with the underwriters named therein, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC (f/k/a Wachovia Capital Markets, LLC) acted as representatives, pursuant to which the Company agreed, among other things to use its best effort to

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CBL Announces Amendment to Special Meeting Proposal

September 8, 2009

increase the total number of authorized shares of Common Stock to one billion shares as soon as practicable. The Company has received feedback from a number of major shareholders indicating that they would be more comfortable supporting the proposed amendment at a reduced amount. Therefore, the Company’s Board of Directors has determined to reduce the requested number of common shares to 350,000,000. The underwriters have accepted the reduction in the requested increase.

About CBL & Associates Properties, Inc.

CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interests in or manages 161 properties, including 89 regional malls/open-air centers. The properties are located in 27 states and total 86.8 million square feet including 2.7 million square feet of non-owned shopping centers managed for third parties. CBL currently has four projects under construction totaling 2.3 million square feet including Settlers Ridge in Pittsburgh, PA; The Pavilion at Port Orange in Port Orange, FL; The Promenade in D’Iberville (Biloxi/Gulfport), MS; and one community center. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, Dallas, TX, and St. Louis, MO. Additional information can be found at cblproperties.com.

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

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